FOR IMMEDIATE RELEASE
TechniScan Announces Continued OEM Relationship with Esaote, Including Extension to OEM
Agreement

– Esaote Signs Letter of Intent to Manufacture TechniScan SVARA ™ System –

SALT LAKE CITY, Utah, December 10, 2009 – TechniScan, Inc. (OTC BB: TSNI) (“TechniScan” or the “Company”), a medical device company engaged in the development and commercialization of an automated breast ultrasound imaging system, announced today that Genoa, Italy-based Esaote has recently agreed to continue, and extend, its original equipment manufacturing (OEM) agreement with TechniScan.

Esaote (www.esaote.com)http://www.esaote.com/ – a medical imaging company specializing in high performance ultrasound systems – is one of the fastest growing ultrasound companies in the world today.

The supplement to the OEM agreement provides for additional support from Esaote for TechniScan’s engineering, regulatory and manufacturing initiatives. This support will provide TechniScan with the added resources to complete development of SVARA ™ and enables TechniScan to focus on development of the TechniScan Imaging Network that allows physicians, patients and payers to safely and efficiently store and transmit image data and records across the network. TechniScan will also focus on sales and marketing while Esaote utilizes its proven manufacturing and regulatory support capabilities to produce the system in its CE-mark qualified manufacturing facility in Genoa, Italy. Esaote will be paid either common stock or cash for its services under the supplement to the OEM agreement, as determined by Esaote anytime during the second quarter of 2010.

The parties also signed a non-binding Letter of Intent (LOI) that outlines the terms and approach for Esaote to partner with TechniScan to manufacture and source TechniScan’s SVARA ™ whole breast imaging system. The LOI also addresses Esaote’s expectation of marketing and distributing SVARA ™ under Esaote’s own brand, and will pay a license fee to TechniScan calculated as a percentage of Esaote’s revenue in Europe.

TechniScan Chief Executive Officer David C. Robinson commented, “We are excited that Esaote continues to validate our product and approach by extending our OEM Agreement and we look forward to benefitting from Esaote’s proven manufacturing capabilities. This continuation of our agreement further strengthens our partnership and confirms our approach to a global manufacturing and distribution strategy, and continues to validate our technology and partnership choice with Esaote, one of the industry’s fastest growing medical imaging companies.”

About TechniScan, Inc.

Based in Salt Lake City, Utah, TechniScan, Inc. is a medical device company engaged in the development and commercialization of a non-invasive imaging tool designed to provide physicians with automated ultrasound images of the human breast. The system, known as SVARA ™, uses a process called Warm Bath Ultrasound (WBU™) to provide physicians with automated, 3D, ultrasound images of the physical structures within the breast. TechniScan’s WBU™ imaging device (SVARA ™) is limited by US law to investigational use unless, and until, cleared by the FDA.

For more information, please visit www.techniscanmedical.com.

Forward Looking Statements

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “potential,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of TechniScan, Inc. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov, including the Company’s Current Report on Form 8-K filed on October 16th, 2009. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

For More Information:	Investor Relations
Press and Media Andy Cier, Dir. of Marketing and Communications TechniScan, Inc. (801) 521-0444 ext. 129 acier@techniscanmedical.com	Cameron Donahue, Partner Hayden IR (651) 653-1854 cameron@haydenir.com